Monday August 2, 2:25 pm Eastern Time
Company Press Release

ICON Health & Fitness, Inc. Announces Revised Expiration Date for Exchange
Offer

LOGAN, Utah--(BUSINESS WIRE)--Aug. 2, 1999--ICON Health & Fitness, Inc. (``ICON'') previously announced the commencement of an exchange offer with concurrent consent solicitation for 100% of its 13% Senior Subordinated Notes due 2002, 100% of the 15% Senior Secured Discount Notes due 2004 of IHF Holdings, ICON's immediate parent company, and 100% of the 14% Senior Discount Notes due 2006 of ICON Fitness Corporation, IHF Holdings' immediate parent company.

The exchange offers and consent solicitations will expire at 5:00 p.m., New York City time, on August 30, 1999. Holders who tender their securities in the exchange offers will be deemed to have submitted consents in the consent solicitations. Holders may not deliver consents without tendering their notes.

ICON is one of the largest manufacturers and marketers of home fitness equipment in the United States. ICON's focus is to address consumers' interest in a healthy, active lifestyle with a broad range of high quality products at a variety of price/value relationships specifically targeted to meet different consumers' health and fitness needs. ICON's line of home fitness aerobic products includes treadmills, ellipticals, exercise bikes, stair steppers and upright rowers and its line of anaerobic fitness products includes home gyms and weight benches. ICON also offers trampolines, recreational sports products, sports medicine products, fitness accessories and spas and massage products. ICON markets the majority of its products under the brand names ProForm, HealthRider, Image, Weslo, NordicTrack, JumpKing and the licensed brands Reebok and Weider.

The securities offered in the exchange offers have not been, and will not be, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The exchange offer is made only by the Exchange Offer and Consent Solicitation Statement.

Persons with questions regarding the exchange offers should contact MacKenzie Partners, Inc., the Information Agent for the exchange offers, at 800-322-2885.

Contact:
     MacKenzie Partners, Inc., New York
     Bob Marese, 212-929-5500